EX.10.3

EXECUTION COPY

JOINDER AGREEMENT

JOINDER AGREEMENT dated as of March 27, 2015, by CIT Finance LLC (the “Assuming Lender”), in favor of Goldman Sachs BDC, Inc., a Delaware corporation (the “Borrower”), and SunTrust Bank, as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

The Borrower, the Lenders from time to time party thereto and the Administrative Agent are parties to a Senior Secured Revolving Credit Agreement, dated as of September 19, 2013 (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

Pursuant to Section 2.08(e) of the Credit Agreement, the Assuming Lender hereby agrees to (and does hereby) become a “Lender” under and for all purposes of the Credit Agreement with a Multicurrency Commitment equal to $25,000,000. Without limiting the foregoing, the Assuming Lender hereby agrees to be bound by and comply with all of the terms and provisions of the Credit Agreement applicable to it as a “Lender” thereunder.

Sections 9.06, 9.09 and 9.10 of the Credit Agreement apply to this Joinder Agreement mutatis mutandis.

[Signature Pages follow]

IN WITNESS WHEREOF, the Assuming Lender has caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

CIT FINANCE LLC

By:
Name:	Robert L. Klein
Title:	Director

Accepted and agreed:

GOLDMAN SACHS BDC, INC.

By:
Name:	Jonathan Lamm
Title:	Authorized Signatory

SUNTRUST BANK,
as Administrative Agent and Issuing Bank

By:
Name:	Doug Kennedy
Title:	Vice President